QuesTech, Inc. and Subsidiaries


         Exhibit 11 - Statement Re:  Computation of Per-Share Earnings

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                                            Year Ended December 31
                                          1996        1995       1994

Net Income                            $  818,300   $ 520,100   $ 317,800

Primary Earnings:

  Shares
    Weighted average number of
      common shares outstanding ....   1,572,381   1,556,508   1,568,000
    Common stock equivalents .......     122,124     135,459      50,386
    SECT shares, weighted ..........    <176,131>   <207,287>   <221,792>
    Weighted average number of
      common shares outstanding
      as adjusted ..................   1,518,374   1,484,680   1,396,594

  Primary earnings per common share:  $     0.54   $    0.35   $    0.23


Fully Diluted Earnings:
  Shares
    Weighted average number of
      common shares outstanding ....   1,572,381   1,556,508   1,568,000
    Common stock equivalents .......     128,507     190,987      64,694
    SECT shares ....................    <176,131>   <207,287>   <221,792>
Weighted average number of
      common shares outstanding
      as adjusted ..................   1,524,757   1,540,208   1,410,902

  Fully diluted earnings per common
    share:                             $    0.54   $    0.34   $    0.23
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